EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-30620) pertaining to the Inforte Corp. Amended and Restated 1997 Compensation Plan and in the Registration Statement on Form S-8 (Registration No. 333-30624) pertaining to the Inforte Corp. Amended and Restated Employees Stock Purchase Plan of our report dated January 21, 2005 (except for Note 16, as to which the date is March 21, 2005) with respect to the consolidated financial statements of Inforte Corp. included in Annual Report on Form 10-K..

/s/ GRANT THORNTON LLP
Chicago, Illinois
March 28, 2005